EXHIBIT 97.1
COMPENSATION CLAWBACK POLICY
OBLONG, INC.
Effective October 2, 2023
The Board of Directors (the “Board”) of Oblong, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Clawback Policy (the “Policy”), which provides for the recovery of certain incentive compensation in the event of a Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Standards”).
I.Certain Definitions
For purposes of this Policy, the following terms shall have the following meanings:
“Administrator” means, initially, the Compensation Committee, and, thereafter, the Board or any committee thereof charged with administration of this Policy.
“Applicable Period” means the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a regulator, court or other legally authorized entity directs the Company to undertake a Restatement. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).
“Compensation Committee” means the compensation committee of the Board comprised of independent directors responsible for executive compensation decisions.
“Covered Person” means any person who is, or was at any time, during the Applicable Period, an Executive Officer of the Company. For the avoidance of doubt, the term Covered Person may include a former Executive Officer that left the Company, retired, or transitioned to a non-executive employee role (including after serving as an Executive Officer in an interim capacity) during the Applicable Period.
“Erroneously Awarded Compensation” means the amount of any Incentive-Based Compensation (calculated on a pre-tax basis) Received by a Covered Person during the Applicable Period that is in excess of the amount that otherwise would have been Received if the calculation were based on the as-restated financial statements resulting from a Restatement, computed without regard to any taxes paid. Erroneously Awarded Compensation does not include any Incentive-Based Compensation Received by a person (i) before such person began service in a position or capacity meeting the definition of a “Covered Person,” (ii) if such person did not meet the definition of a “Covered Person” at any time during the Applicable Period, or (iii) during any period the Company did not have a class of its securities listed on a national securities exchange or a national securities association. For the avoidance of doubt, Erroneously Awarded Compensation may include Incentive-Based Compensation Received by a person while serving as an employee if such person previously served as an Executive Officer and then transitioned to an employee role. If the subject Incentive-Based Compensation (calculated on a pre-tax basis) was based on stock price or total shareholder return, where the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, as determined by the Administrator. Documentation relating to the determination of such reasonable estimate shall be maintained by the Administrator and provided to the Nasdaq.
“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s subsidiaries) who performs similar policy-making functions with respect to the Company.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure (including non-GAAP financial measures), as well as the Company’s stock price and total shareholder return. Examples of Financial Reporting Measures include measures based on: revenues, net income, operating income, gross profit, financial ratios, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and variations thereof, liquidity measures, return measures (such as return on assets), earnings measures, profitability of one or more segments, and cost per employee. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the U.S. Securities Exchange Commission.
“Impracticable” The Compensation Committee may determine in good faith that recovery of Erroneously Awarded Compensation is “Impracticable” if: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Compensation to be recovered and the Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the Nasdaq, or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of the Internal Revenue Code of 1986, as amended.
“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Amounts paid to an Executive Officer that are granted, earned or vested based solely upon the occurrence of nonfinancial events are not subject to the Policy. Examples include items such as base salary, time-vesting awards or bonus compensation that is awarded solely at the discretion of the Board, in each case as long as their grant was not based on the attainment of a Financial Reporting Measure.
“Nasdaq” means The Nasdaq Stock Market.
“Received” Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation shall only be treated as Received during one (and only one) fiscal year, even if such Financial Reporting Measure is attained and the Incentive-Based Compensation is deemed received in one fiscal year and such Incentive-Based Compensation is actually received in a later fiscal year. For example, if an amount is deemed received in 2024, but actually received in 2025, such amount shall be treated as Received under this definition only in 2024.
“Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).
II.Recovery of Erroneously Awarded Compensation
If the Company is required to undertake a Restatement, then the Company shall recover, reasonably promptly, all Erroneously Awarded Compensation Received by any Covered Person during the Applicable Period (including those Covered Persons who are not Executive Officers at the time of the Restatement), unless the Compensation Committee or, in the absence of such a committee, a majority of the independent directors serving on the Board, determines it Impracticable to do so, after conducting a review of all the relevant facts and circumstances. For the avoidance of doubt, recovery of Erroneously Awarded Compensation pursuant to this Policy shall occur regardless of whether such Covered Person engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Restatement. Furthermore, the Company’s obligation to recover Erroneously Award Compensation is not dependent on if or when the restated financial statements are filed with the U.S. Securities and Exchange Commission.
The Administrator, subject to applicable law, shall determine, in its sole discretion, the timing and method for reasonably prompt recovery of any Erroneously Awarded Compensation hereunder, which may include without limitation (i) requiring any Covered Person to repay such amount to the Company; (ii) adjusting future cash or equity-based compensation payments or awards; (iii) offsetting against such Covered Person’s other compensation, or by such other means or combination of means as the Administrator, in its sole discretion, determines to be appropriate; and (iv) any other method authorized by applicable law or contract.

III.Administration of Policy
The Administrator shall have full authority to administer this Policy. Actions of the Administrator with respect to this Policy shall be taken pursuant to the charter of the Compensation Committee or the Company’s bylaws in place, as applicable. The Administrator shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable for the administration of this Policy. All determinations and interpretations made by the Administrator in the administration of this Policy shall be final, binding and conclusive.
In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
The Administrator shall have the authority to seek the advice of legal counsel or any other advisor, in the sole discretion of the Administrator. The Administrator shall be directly responsible for the appointment, compensation and oversight of the work of legal counsel, or any other advisor retained by the Administrator. The Company shall provide for appropriate funding, as determined by the Administrator, for payment of reasonable compensation to legal counsel or any other advisor retained by the Administrator. The Administrator shall have sole authority to approve related fees and retention terms.
IV.No Indemnification or Reimbursement of Covered Persons
Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company or any of its affiliates indemnify or reimburse a Covered Person for the loss of Erroneously Awarded Compensation or any other loss under this Policy, and in no event shall the Company or any of its affiliates pay premiums on any insurance policy that would cover a Covered Person’s potential obligations with respect to Erroneously Awarded Compensation under this Policy.
V.Administrator Indemnification
Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law, the Company’s bylaws, and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law, the Company’s bylaws, or Company policy.
VI.Acknowledgement by Covered Persons
The Company shall provide notice and seek written acknowledgement of this Policy from each Executive Officer, provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.
VII.Other Recovery Rights
The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company or any of its affiliates may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies or other authorities. Further, the exercise by the Administrator of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company may have with respect to any Covered Person.
VIII.Amendment; Termination
The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by the Nasdaq or any other national securities exchange on which the Company’s securities are listed.

IX.Interpretation; Enforcement
This Policy will be interpreted and enforced, and appropriate disclosures and other filings with respect to this Policy will be made, in accordance with Rule 10D-1, the Listing Standards, and all other federal securities laws.
X.Effectiveness
This Policy shall be effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is Received by Covered Persons on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Persons prior to the Effective Date.
XI.Successors
This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.
XII.Exhibit Filing Requirement
A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s Annual Report on Form 10-K.
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